Exhibit 99.1

Regal Entertainment Group Announces Closing

of $250 Million Offering of Senior Notes

Knoxville, Tennessee, January 17, 2013 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC), announced today that it has closed its public offering of $250 million aggregate principal amount of its 5.75% senior notes due 2025.

Net proceeds from the offering were approximately $244 million, after deducting underwriting discounts and offering expenses. Regal intends to use the net proceeds from the offering for general corporate purposes, which may include future acquisitions and the redemption, repayment or repurchase of indebtedness.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. The notes were offered pursuant to the Company’s effective shelf registration statement (File No. 333-182383) on file with the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering has been filed with the SEC. A copy of the prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning future sales of notes and the anticipated use of the net proceeds from the offering. Although Regal believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Regal’s expectations are disclosed in the risk factors contained in the Company’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 6,621 screens in 524 locations in 37 states and the District of Columbia as of September 27, 2012. The Company operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations. Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com